CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund II of our reports dated December 23, 2024, relating to the financial statements and financial highlights which appear in CastleArk Large Growth ETF, Kopernik Global All-Cap Fund, Kopernik International Fund and PMV Adaptive Risk Parity ETF’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2025